                                                                     EXHIBIT 99

                LANDMARK SYSTEMS BOARD AUTHORIZES $3.5 MILLION
                           SHARE REPURCHASE PROGRAM

         RESTON, Va. (December 4, 2000) - Landmark Systems Corporation (NASDAQ
NMS: LDMK) today announced that its Board of Directors has approved a share repurchase program to buy a portion of its common stock for an amount not to exceed $3,500,000. Using available cash, Landmark plans to make the purchases in the open market from time to time, depending on market conditions. The buyback program, which takes effect immediately, calls for transactions to be conducted at prevailing prices or in negotiated private transactions at management's discretion.

About Landmark Systems Corporation

         Headquartered in Reston, Virginia, Landmark is a leading, global provider of software products and services that help organizations manage critical information technology systems and e-business operations. Landmark offers The Monitor(R) (TMON(TM)), a family of products and services that ensure operating systems, applications, databases, middleware, and servers operate as efficiently and effectively as possible. Used by over 4,000 companies in 40 countries, Landmark solutions ensure optimum systems performance by monitoring current system availability, diagnosing and preventing problems, as well as planning for future enterprise application capacity needs. For more information on Landmark and its products and services, visit the company's Web site at www.landmark.com.

         Some of the statements in this news release are forward looking and relate to anticipated future operating results. Future operating results may be impeded by single or combined events and/or circumstances that have not been presently anticipated. Forward-looking statements are based on Landmark management's current expectations and assumptions, which may be affected by a number of factors, including, without limitation, the significant percentage of sales consummated in the last few days of each calendar quarter making financial predictions difficult and raising a substantial risk of variance in actual results, the risks associated with changes in the Company's business strategy and focus, continued softness in the mainframe enterprise software market, competitive product introductions resulting from rapid technological advances, price competition, any failure or delay in the Company's ability to develop and introduce new products, uncertainty of customer acceptance of new products, seasonal factors affecting the Company's sales, the Company's ability to attract and retain qualified technical, sales, managerial and other key personnel, the Company's ability to manage expenses effectively, foreign currency risk, and other factors. Therefore, there can be no assurance that actual future results will not differ


LANDMARK ANNOUNCES SHARE REPURCHASE PROGRAM - PAGE TWO

materially from anticipated results. Readers should refer to Landmark's disclosure documents filed with the Securities and Exchange Commission for specific details on some of the factors that may affect operating results.

Landmark Systems Corporation, PerformanceWorks, and The Monitor (TMON) are registered trademarks of Landmark and its subsidiaries. All other products and brand names mentioned are trademarks or registered trademarks of their respective companies.

                                  -- ### --